Exhibit T3B-61

Limited Liability Company Agreement

of

WUS HOLDING, L.L.C.

This Limited Liability Company Agreement (this “Agreement”) of WUS Holding, L.L.C, is entered into by Weatherford International, Inc., a Delaware corporation (the “Initial Member”), to form a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) (the “Act”). The Initial Member hereby agrees as follows:

1.                                      Name. The name of the limited liability company formed hereby is WUS Holding, L.L.C. (the “Company”).

2.                                      Purpose. The purpose for which the Company is organized is to transact any and all lawful business for which limited liability companies may be organized under the Act.

3.                                      Registered Office. The registered office of the Company in the State of Delaware is c/o The Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

4.                                      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805 .

5.                                      Principal Office. The principal office of the Company (at which the books and records of the Company shall be maintained) shall be at 515 Post Oak Blvd., Suite 600, Houston, Texas 77027.

6.                                      Initial Member. The name and the mailing address of the Initial Member is as follows:

Weatherford International, Inc.

515 Post Oak Boulevard

Suite 600

Houston, Texas 77027

7.                                      Membership. A “Membership Interest” in the Company shall mean a limited liability company interest and all rights, powers, and obligations possessed by a member of a limited liability company under the Act. Any person to whom all or a part of a Membership Interest is transferred shall become a member of the Company within the meaning of the Act (a “Member”) upon such transfer. Alternatively, a person or entity may become a Member upon the approval of all of the Members of the Company. A person shall cease to be a Member when all of such person’s

Membership Interest has been conveyed to another person. The Initial Member is the sole Member and initially holds all of the Membership Interest in the Company.

8.                                      Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2, including any and all powers set forth in the Act.

9.                                      Term. The term of the Company shall commence on the date of the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall be perpetual, unless it is dissolved sooner as a result of: (a) the written election of the Member, (b) the sale of the Company or other disposition of its interest in all or substantially all of its property, or (c) any other event causing dissolution under the Act.

10.                               Capital Contributions. The Members shall make capital contributions to the Company at such times and in such amounts as determined by the Members.

11.                               Member Management.

The business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of the Members. The Members may take any action consented to in writing by a majority in Membership Interests of the Members or otherwise approved by a majority in Membership Interests of the Members.

12.                               Officers.

(a)                                 Appointment and Tenure.

(i)                                     The Members may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii)                                  The officers of the Company shall be comprised of one or more individuals designated from time to time by the Members. No officer need be a resident of the State of Delaware. Each officer shall hold his offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Members. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members.

(iii)                               The officers of the Company may consist of a president/chief executive officer, a secretary and a treasurer. The Members may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Members may designate such other officers and assistant officers and agents as the Members shall deem necessary.

(b)                                 Removal. Any officer may be removed as such at any time by the Members, either with or without cause, in the discretion of the Members.

(c)                                  President/Chief Executive Officer. The president/chief executive officer, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Members and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Members.

(d)                                 Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the president/chief executive officer, perform the duties and have the authority and exercise the powers of the president/chief executive officer. They shall perform such other duties and have such other authority and powers as the Members may from time to time prescribe.

(e)                                  Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Members may from time to time prescribe. The assistant secretaries, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Members may from time to time prescribe.

(f)                                   Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Members. The treasurer shall disburse the funds of the Company as may be ordered by the Members, taking proper vouchers for such disbursements, and shall render the president/chief executive officer and the Members, when so directed, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Members may from time to time prescribe. If required by the Members, the treasurer shall give the Company a bond of such type, character and amount as the Members may require. The assistant treasurers, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Members may from time to time prescribe.

13.                               Distributions. The Company shall make cash distributions to the Members at such times and in such amounts as determined by the Members.

14.                               Indemnification.

(a)                                 The Members and the officers, directors and employees of the Company or an affiliate thereof (individually, an “Indemnitee”) may, upon approval of the Members, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as a member of the Company or an officer, director or employee of the Company or an affiliate thereof, regardless of whether the Indemnitee continues to be a member of the Company or an officer, director or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law if the Company were a corporation formed under such laws.

(b)                                 The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)                                  Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) may, to the maximum extent that would be permitted under Delaware law if the Company were a corporation formed under such laws, be advanced by the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 14(a).

(d)                                 The indemnification provided in this Section 14 is for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

15.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Limited Liability Company Agreement this 31st day of December, 1999.

WEATHERFORD INTERNATIONAL, INC.

By:	/s/ Curtis W. Huff
Curtis W. Huff
Senior Vice President